Press Release

For Media:     Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com

For Investors:     Harlan Toplitzky, 212-556-7775; harlan.toplitzky@nytimes.com

             This press release can be downloaded from www.nytco.com

The New York Times Company Reports First-Quarter 2022 Results

NEW YORK, May 4, 2022 – The New York Times Company (NYSE: NYT) announced today first-quarter 2022 diluted earnings per share from continuing operations of $.03 compared with $.24 in the same period of 2021. Adjusted diluted earnings per share from continuing operations (defined below) was $.19 in the first quarter of 2022 compared with $.26 in the first quarter of 2021.
Operating profit decreased to $6.3 million in the first quarter of 2022 from $51.7 million in the same period of 2021 largely as a result of one-time costs related to the acquisition of The Athletic Media Company (“The Athletic”), which occurred in the first quarter of 2022, as well as a result of operating losses at The Athletic. Adjusted operating profit (defined below) decreased to $60.9 million from $68.1 million in the prior year, as a result of operating losses at The Athletic. Adjusted operating profit at The New York Times Group was largely unchanged at $67.7 million as digital subscription and advertising revenue growth was offset by higher costs.
Meredith Kopit Levien, president and chief executive officer, The New York Times Company, said, “We’re off to a strong start on the next phase of our strategy, which is to become the essential subscription for every English-speaking person seeking to understand and engage with the world. We believe we have a tremendous opportunity to win a larger share of a still-growing market. We’re confident that we can attract, retain and monetize subscribers and drive profitable growth as we progress towards our goal of 15 million subscribers by the end of 2027.
“Our coverage of the war in Ukraine has been continuous and comprehensive and our readers have responded in large numbers and with deep engagement. Our ability to lead on and engage our audience in the biggest, most consequential stories of our time underpins our confidence in our strategy.
“While we experienced real momentum in news, it was not the only driver of strength in the quarter. Wordle brought an unprecedented tens of millions of new users to The Times, many of whom stayed to play other games which drove our best quarter ever for net subscriber additions to Games and we’re off to a great start on our work with The Athletic.

“It was our best first quarter in terms of subscription growth since the launch of our digital subscription model outside of Q1 2020. We added 387,000 net digital subscribers in the quarter, a number that includes The Athletic’s net additions subsequent to the closing of the acquisition. The Times now has 9.1 million total subscribers, with 10.4 million subscriptions. Overall revenue grew more than 13 percent in the quarter, with digital subscription revenue up approximately 26 percent and total advertising revenue up almost 20 percent.
“The work ahead includes continuing to build on our leadership in news, to become more valuable to more people by helping them make the most of their lives and passions, and to provide a more expansive and connected product experience that helps people engage with everything we have to offer in a way that makes us indispensable to their daily lives.”
Comparisons
Unless otherwise noted, all comparisons are for the first quarter of 2022 to the first quarter of 2021.
This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit, and as expressed as a percentage of revenues, adjusted operating profit margin); and operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs). Refer to “Reconciliation of Non-GAAP Information” in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.
First-quarter 2022 results included the following special item:
•$34.7 million of pre-tax costs ($25.4 million or $0.15 per share after tax) related to the acquisition of The Athletic.
There were no special items in the first quarter of 2021.
We completed the acquisition of The Athletic on February 1, 2022, and its results have been included in the Company’s consolidated results from that date. The Athletic is a separate reportable segment of the Company. As a result, beginning in the first quarter of 2022, we have two reportable segments: The New York Times Group and The Athletic.

Consolidated Results from Continuing Operations
Revenues
Total revenues for the first quarter of 2022 increased 13.6 percent to $537.4 million from $473.0 million in the first quarter of 2021. Subscription revenues increased 13.0 percent to $372.0 million, advertising revenues increased 19.7 percent to $116.3 million and other revenues increased 5.0 percent to $49.2 million.
Subscription revenues in the first quarter of 2022 rose primarily due to both growth in the number of subscribers to the Company’s digital-only products and a benefit from subscriptions graduating to higher prices from introductory promotional pricing, as well as the inclusion of subscription revenue from The Athletic. Subscription revenue from digital-only products increased 26.3 percent, to $226.8 million. Print subscription revenues decreased 2.9 percent to $145.2 million, largely due to lower domestic home delivery revenue, which declined 2.2 percent, as well as lower single-copy revenue.

The Company ended the first quarter of 2022 with approximately 9,108,000 paid subscribers with approximately 10,390,000 paid subscriptions across its print and digital products. Of the 9,108,000 subscribers, 8,328,000 were paid digital-only subscribers with 9,620,000 paid digital-only subscriptions. As a result of the acquisition of The Athletic during the quarter, the Company added The Athletic’s approximately 1,101,000 subscribers and 1,233,000 subscriptions as of the date of acquisition.

There was a net increase of 387,000 digital-only subscribers and 382,000 digital-only subscriptions compared with the end of the fourth quarter of 2021 and a net increase of 1,354,000 digital-only subscriptions compared with the end of the first quarter of 2021. These net increases included approximately 16,000 net subscriber and 24,000 net subscription additions to The Athletic since the acquisition. In addition, during the quarter, the Company expanded the terms of domestic home delivery print subscriptions to include access to its Games product and canceled approximately 67,000 standalone Games subscriptions held by home delivery subscribers. This change reduced digital-only subscriptions by 67,000 in the quarter, but had no impact on subscriber numbers.

First-quarter 2022 digital advertising revenue increased 12.6 percent and print advertising revenue increased 30.9 percent. Digital advertising revenue was $67.0 million, or 57.6 percent of total Company advertising revenues, compared with $59.5 million, or 61.3 percent, in the first quarter of 2021. Digital advertising revenue increased primarily as a result of higher direct-sold advertising, including traditional display and podcasts, as well as the inclusion of advertising revenue from The Athletic. Print advertising revenue increased primarily in the entertainment and luxury categories, which were more severely impacted by the Covid-19 pandemic in the first quarter of 2021.
Other revenues increased 5.0 percent in the first quarter of 2022, primarily as a result of revenue from higher commercial printing and Wirecutter affiliate referral revenues.
Operating Costs
Total operating costs increased 17.8 percent in the first quarter of 2022 to $496.4 million compared with $421.4 million in the first quarter of 2021, while adjusted operating costs increased 17.7 percent to $476.5 million from $404.9 million in the first quarter of 2021. Operating costs that we refer to as “technology costs,” consisting of product development costs as well as components of costs of revenues and general and administrative costs as described below, increased 22.0 percent to $87.9 million compared with $72.1 million in the first quarter of 2021.
Cost of revenue increased 12.1 percent to $281.4 million compared with $251.0 million in the first quarter of 2021, largely due to our acquisition of The Athletic, as well as growth in the number of employees who work in the newsroom and on our Games, Cooking, Audm, and Wirecutter products, higher subscriber servicing costs and higher print production and distribution costs largely as a result of higher raw material costs. Technology costs in cost of revenue, which consist primarily of costs related to content delivery and subscriber technology, increased 12.3 percent to $24.5 million compared with $21.8 million in the first quarter of 2021.
Sales and marketing costs increased 29.0 percent to $77.6 million compared with $60.2 million in the first quarter of 2021 due to higher media expenses, a component of sales and marketing costs that represents the cost to promote our subscription business, and as a result of our acquisition of The Athletic. Media expenses increased 29.1 percent to $46.3 million in the first quarter of 2022 from $35.9 million in 2021 largely as a result of higher brand marketing.
Product development costs increased 21.8 percent to $47.4 million compared with $38.9 million in the first quarter of 2021, largely due to growth in the number of digital product development employees in connection with digital subscription strategic initiatives as well as a result of our acquisition of The Athletic. All product development costs are technology costs.
General and administrative costs increased 26.1 percent to $71.4 million compared with $56.6 million in the first quarter of 2021, largely due to growth in the number of employees as well as a result of our acquisition of The Athletic. Technology costs in general and administrative, which consist primarily of costs related to enterprise technology and information security, increased 41.0 percent to $16.0 million compared with $11.3 million in the first quarter of 2021.

Business Segment Results
Beginning in the first quarter of 2022, we have two reportable segments: The New York Times Group and The Athletic. Management uses revenues, adjusted operating costs (operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs) and adjusted operating profit (operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items) by segment in assessing performance and allocating resources. Refer to Segment Information in the exhibits for more information on these segment measures.
The New York Times Group
The New York Times Group revenues grew 11.0 percent in the first quarter of 2022 to $525.3 million from $473.0 million in the first quarter of 2021. Subscription revenues increased 9.9 percent to $361.6 million from $329.1 million in the first quarter of 2021, primarily due to growth in subscription revenues from digital-only products. Advertising revenues increased 17.9 percent to $114.5 million from $97.1 million in the first quarter of 2021 due to growth in print and digital advertising revenues.
The New York Times Group adjusted operating costs grew 13.0 percent in the first quarter of 2022 to $457.5 million from $404.9 million in the first quarter of 2021.
The New York Times Group adjusted operating profit decreased 0.6 percent to $67.7 million from $68.1 million in the prior year as higher revenues were more than offset by higher costs.
The Athletic
For the approximately two months in the first quarter of 2022 that the Company owned The Athletic, revenues totaled $12.2 million, primarily from subscription revenues.
The Athletic adjusted operating costs totaled $19.0 million for the period of the first quarter from February 1, 2022, largely from cost of revenue, which is primarily related to journalism costs.
The Athletic adjusted operating loss (defined below) totaled $6.8 million for the period of the first quarter from February 1, 2022.

Consolidated Other Data
Interest Income and Other, net
Interest income and other, net in the first quarter of 2022 was $1.1 million compared with $1.5 million in the first quarter of 2021. The decrease was primarily a result of lower interest income from investments due to lower cash and marketable securities balances following The Athletic acquisition.

Income Taxes
The Company had income tax expense of $1.1 million in the first quarter of 2022 compared with an income tax expense of $9.5 million in the first quarter of 2021. The decrease in income tax expense was primarily due to lower income from continuing operations in the first quarter of 2022. Excluding the tax benefit resulting from the special item related to the acquisition of The Athletic, tax expense in the first quarter of 2022 exceeded tax expense in the first quarter of 2021 primarily due to a lower benefit in the first quarter of 2022 from stock appreciation on stock-based awards that settled in the quarters.

Liquidity
As of March 27, 2022, the Company had cash and marketable securities of $474.8 million, a decrease of $599.6 million from $1.07 billion as of December 26, 2021. Approximately $550.0 million was used to fund the purchase price of The Athletic.

The Company has a $250.0 million revolving line of credit through 2024. As of March 27, 2022, there were no outstanding borrowings under the credit facility, and the Company did not have other outstanding debt.

In February 2022, the Board of Directors approved a $150 million Class A stock repurchase program. Shares repurchases totaled $29.0 million in the first quarter of 2022 and $121.0 million remained under the Company’s repurchase authorization.

Capital Expenditures
Capital expenditures totaled approximately $10 million in the first quarter of 2022 compared with approximately $7 million in the first quarter of 2021. The increase in capital expenditures in 2022 was primarily driven by improvements in our headquarters building that are intended to address growth in the number of employees and to enhance technologies that support our transition to hybrid work with employees working both from the office and remotely.

Outlook

Below is the Company’s guidance for revenue and operating costs for the second quarter of 2022 compared with the second quarter of 2021. For The New York Times Group and the consolidated company, the comparison is to the consolidated results in the second quarter of 2021, before The Athletic acquisition. The guidance on The Athletic reflects our estimate of the impact The Athletic will have on second quarter consolidated results.

	The New York Times Group	The Athletic (contribution to consolidated results)	The New York Times Company

Digital-only subscription revenues	increase 16% - 18%	7 - 9 percentage points (pp)	increase 23% - 27%
Total subscription revenues	increase 7% - 9%	4 - 6 pp	increase 12% - 14%

Digital advertising revenues	flat to down low single-digits	2 - 4 pp	increase low single-digits
Total advertising revenues	increase 2% - 5%	2 - 4 pp	increase mid single-digits

Other revenue	increase mid-to-high single-digits	n/a	increase mid-to-high single-digits

Operating costs	n/a	n/a	increase 19% - 23%
Adjusted operating costs	increase 12% - 15%	approximately 7 - 9 pp	increase 18% - 22%
As reflected above, adjusted operating costs for The New York Times Group are expected to increase approximately 12 to 15 percent compared with the second quarter of 2021 as we continue investment into the drivers of digital subscription growth. The Company expects cost growth for The New York Times Group to slow considerably in the second half of 2022.
The Company estimates The Athletic had operating losses of approximately $55 million in 2021 on approximately $65 million in revenue, and currently forecasts a slight improvement in operating losses in 2022, as the Company plans to make additional investments that will mostly offset revenue growth.
The Company expects the following on a pre-tax basis in 2022 (including The Athletic):
•Depreciation and amortization: approximately $80 million,(1)
•Interest income and other, net: approximately $40 million,(2) and
•Capital expenditures: approximately $55 million.

The Company has adopted a change to its fiscal calendar and as a result, the Company’s 2022 fiscal year will end on December 31, 2022 and thereafter be the calendar year.

(1) Annual outlook includes amortization related to the acquisition of The Athletic, which was not included in the prior quarter’s 2022 annual outlook.
(2) Includes approximately $34 million gain (net of commissions) to be recognized in the second quarter in respect of an agreement to lease and subsequently sell a portion of real estate at our College Point, N.Y., printing and distribution facility.

Conference Call Information
The Company’s first-quarter 2022 earnings conference call will be held on Wednesday, May 4, at 8:00 a.m. E.T.

A live webcast of the earnings conference call will be available at investors.nytco.com. Participants can pre-register for the telephone conference at dpregister.com/sreg/10164564/f1ef5e3b90, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers).

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, May 18. The replay access code is 5496533.
The New York Times Company (NYSE: NYT) is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With more than 10 million subscriptions across a diverse array of print and digital products — from news to cooking to games to sports — The Times Company has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the company at NYTCo.com.
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Terms such as “aim,” “anticipate,” “believe,” “confidence,” “contemplate,” “continue,” “conviction,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “opportunity,” “optimistic,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based upon our current expectations, estimates and assumptions and involve risks and uncertainties that change over time; actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include, but are not limited to: significant competition in all aspects of our business; our ability to grow the size and profitability of our subscriber base; our dependence on metrics that are subject to inherent challenges in measurement; our ability to improve and scale our technical and data infrastructure and respond and adapt to changes in technology and consumer behavior; numerous factors that affect our advertising revenues, including economic conditions, market dynamics, evolving digital advertising trends and the evolution of our strategy; damage to our brand or reputation; the impact of the Covid-19 pandemic; economic, geopolitical and other risks associated with the international scope of our business and foreign operations; our ability to attract and maintain a talented and diverse workforce; the impact of labor negotiations and agreements; adverse results from litigation or governmental investigations; risks associated with the recent acquisition of The Athletic, including, among others, those related to our ability to realize the anticipated benefits of the acquisition, our ability to meet our publicly announced guidance about the impact of the acquisition, and the risks associated with its business and operations; the risks and challenges associated with investments we make in new and existing products and services, including The Athletic; risks associated with other acquisitions, divestitures, investments and other transactions; potential effects on our operating flexibility as a result of the nature of significant portions of our expenses; the effects of the size and volatility of our pension plan obligations; liabilities that may result from our participation in multiemployer pension plans; significant disruptions in our newsprint supply chain or newspaper printing and distribution channels or a significant increase in the costs to print and distribute our newspaper; security breaches and other network and information systems disruptions; our ability to comply with laws and regulations, including with respect to privacy, data protection and consumer marketing practices; payment processing risk; defects, delays or interruptions in the cloud-based hosting services we utilize; our ability to protect our intellectual property; claims of intellectual property infringement that we have been, and may be in the future, be subject to; the effects of restrictions on our operations as a result of the terms of our credit facility; our future access to capital markets and other financing options; and the concentration of control of our company due to our dual-class capital structure.
More information regarding these risks and uncertainties and other important factors that could cause actual results to differ materially from those in the forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 26, 2021, and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Exhibits:    Condensed Consolidated Statements of Operations
Footnotes
Segment Information
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	First Quarter
	2022	2021	% Change
Revenues
Subscription(a)	$371,979	$329,084	13.0%
Advertising(b)	116,270	97,116	19.7%
Other(c)	49,176	46,845	5.0%
Total revenues	537,425	473,045	13.6%
Operating costs
Cost of revenue (excluding depreciation and amortization)	281,365	250,997	12.1%
Sales and marketing	77,588	60,153	29.0%
Product development	47,433	38,943	21.8%
General and administrative	71,357	56,577	26.1%
Depreciation and amortization	18,686	14,717	27.0%
Total operating costs	496,429	421,387	17.8%
Acquisition-related costs (d)	34,712	—	*
Operating profit	6,284	51,658	(87.8)%
Other components of net periodic benefit costs	1,522	2,599	(41.4)%
Interest income and other, net	1,075	1,511	(28.9)%
Income from continuing operations before income taxes	5,837	50,570	(88.5)%
Income tax expense	1,112	9,461	(88.2)%
Net income attributable to The New York Times Company common stockholders	$4,725	$41,109	(88.5)%
Average number of common shares outstanding:
Basic	167,866	167,647	0.1%
Diluted	168,257	168,165	0.1%
Basic earnings per share attributable to The New York Times Company common stockholders	$0.03	$0.25	(88.0)%
Diluted earnings per share attributable to The New York Times Company common stockholders	$0.03	$0.24	(87.5)%
Dividends declared per share	$0.09	$0.07	28.6%
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a)	The following table summarizes digital and print subscription revenues for the first quarters of 2022 and 2021:

		First Quarter
		2022	2021	% Change
	Digital-only subscription revenues (1)	$226,763	$179,599	26.3%
	Print subscription revenues:
	Domestic home delivery subscription revenues (2)	131,391	134,395	(2.2)%
	Single-copy, NYT International and Other subscription revenues (3)	13,825	15,090	(8.4)%
	Subtotal print subscription revenues	145,216	149,485	(2.9)%
	Total subscription revenues	$371,979	$329,084	13.0%
	(1) Includes revenue from digital-only bundled and standalone subscriptions to the Company’s news product, as well as The Athletic and our Games, Cooking, Audm and Wirecutter products.
	(2) Domestic home delivery subscriptions include access to digital news, Games, Cooking and Wirecutter products.
	(3) NYT International is the international edition of our print newspaper.
We offer a digital subscription package (or “bundle”) that includes access to our digital news, Games, Cooking and Wirecutter products. We also offer standalone digital subscriptions to our digital news product, as well as to The Athletic, and our Games, Cooking, Audm and Wirecutter products. The Company has set out below the number of digital-only, print and total subscribers to the Company’s products as well as certain additional metrics, including average revenue per subscriber. A digital-only subscriber is defined as a subscriber who has subscribed (and provided a valid method of payment) for the right to access one or more of the Company’s digital products.

The following table summarizes digital and print subscribers as of the end of the first quarters of 2022 and 2021, and fourth quarter of 2021:

	First Quarter			Fourth Quarter
	2022	2021	% Change	2021	% Change
Digital-only subscribers(1)	8,328	6,101	36.5%	6,840	21.8%
Print subscribers(2)	780	837	(6.8)%	795	(1.9)%
Total subscribers	9,108	6,938	31.3%	7,635	19.3%
(1) Subscribers with paid digital-only subscriptions to one or more of the Company’s news, The Athletic, Games, Cooking and Wirecutter products. Subscribers with a paid domestic home-delivery print subscription to The New York Times are excluded. The number of paid digital-only subscribers from group education and group corporate subscriptions (which collectively represented approximately 5% of paid digital-only subscribers as of December 26, 2021) is derived using the value of the relevant contract and a discounted subscription rate.

(2) Subscribers with a paid domestic home delivery or mail print subscription to The New York Times, which also includes access to digital news, Games, Cooking and Wirecutter products, or a paid print subscription to our Book Review or Large Type Weekly products. Book Review, Mail and Large Type Weekly subscribers are included in the count of subscribers but not subscriptions.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands except for ARPU)

The following table summarizes digital and print subscriptions (1) as of the end of the first quarters of 2022 and 2021, and fourth quarter of 2021:

	First Quarter			Fourth Quarter
	2022	2021	% Change	2021	% Change
Digital-only subscriptions(2)(3)	9,620	7,033	36.8%	8,005	20.2%
Print subscriptions(4)	770	825	(6.7)%	784	(1.8)%
Total subscriptions	10,390	7,858	32.2%	8,789	18.2%
(1) While the Company is moving toward an emphasis on individual subscriber growth rather than growth of total subscriptions, we expect to continue to report on the number of subscriptions at least through the fourth quarter of 2022.

(2) Paid digital-only subscriptions to the Company’s news, The Athletic, Games, Cooking, Audm and Wirecutter products. Standalone subscriptions to these products are counted separately and bundle subscriptions are counted as one subscription.

(3) The number of paid digital-only subscriptions includes estimated group corporate and group education subscriptions (which collectively represent approximately 5% of paid digital-only subscriptions as of December 26, 2021). We calculate this estimate using the value of the relevant contract and a discounted subscription rate. The actual number of users who have access to our products through group subscriptions is substantially higher. In the fourth quarter of 2021, we updated the discounted subscription rate used as part of this calculation in order to bring it in line with our current digital subscription pricing model. For comparison purposes, we recast digital-only subscriptions in prior periods using the updated methodology, and this resulted in approximately 42,000 additional group corporate and group education subscriptions in the first quarter of 2021. There is no impact to subscription revenue as a result of this change.

(4) Paid domestic home-delivery print subscriptions to The New York Times, which also include access to digital news, Games, Cooking and Wirecutter products. Excludes subscriptions to our Book Review or Large Type Weekly products and subscriptions to The New York Times that are delivered by mail.

The following table summarizes supplementary subscriber metrics as of the end of the first quarters of 2022 and 2021, and the fourth quarter of 2021:

	First Quarter			Fourth Quarter
	2022	2021	% Change	2021	% Change
Digital-only subscriber ARPU(1)	$9.04	$9.15	(1.2)%	$9.55	(5.3)%
Total multiproduct subscribers(2)	2,569	2,100	22.3%	2,351	9.3%
Digital-only subscribers with News(3)	6,150	5,247	17.2%	5,838	5.3%
Subscribers with The Athletic(4)	1,257	N/A	N/A	N/A	N/A
(1) “Digital-only subscriber Average Revenue per User” or “Digital-only subscriber ARPU” is calculated by dividing the average monthly digital subscription revenue in the measurement period by the average number of digital subscribers during the period.

(2) Subscribers with paid subscriptions that include access to two or more of the Company’s products, including through separate standalone subscriptions; a digital bundle; or a print home-delivery subscription (which includes access to our digital news, Games, Cooking and Wirecutter products).

(3) Subscribers with a paid digital-only subscription that includes access to the Company’s digital news product.
(4) Subscribers with a paid subscription that includes access to The Athletic.

We believe that the significant growth over the last several years in subscriptions to our products demonstrates the success of our “subscription-first” strategy and the willingness of our readers to pay for high-quality journalism. The Company is increasing its emphasis on subscriber growth rather than growth of total subscriptions. The following charts illustrate the growth in net digital-only subscribers and corresponding subscription revenues as well as the relative stability of our print domestic home delivery subscription products.

Subscribers (1)
(millions)
Print (2) (3)
Digital-only
Period
2018
0.9
3.0
4.0
2019
0.9
3.9
4.8
2020
0.8
5.9
6.7
2021
0.8
6.8
7.6
Q1 2022
0.8
8.3
9.1

Subscription Revenues (1)
($ millions)
Print domestic home delivery (2)
Print Other (4)
Digital-only
Period
2018
533
109
400
1,042
2019
525
99
460
1,084
2020
529
68
598
1,195
2021
529
59
774
1,362
YTD 2021
134
15
180
329
YTD 2022
131
14
227
372

(1) Amounts may not add due to rounding.
(2) Includes access to some of our digital products.
(3) Includes Book Review, Mail and Large Type Weekly subscribers.
(4) Print Other includes single-copy, NYT International and other subscription revenues.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(b)	The following table summarizes digital and print advertising revenues for the first quarters of 2022 and 2021:

		First Quarter
		2022	2021	% Change
	Advertising revenues:
	Digital	$67,014	$59,496	12.6%
	Print	49,256	37,620	30.9%
	Total advertising	$116,270	$97,116	19.7%

(c)	Other revenues primarily consist of revenues from licensing, Wirecutter affiliate referrals, commercial printing, the leasing of floors in the Company headquarters, retail commerce, our student subscription sponsorship program, our live events business, and television and film. Digital other revenues, which consist primarily of Wirecutter affiliate referral revenue, digital licensing revenue, and television and film revenue, totaled $25.8 million for the first quarter of 2022.

(d)	Acquisition-related costs primarily include expenses paid in connection with the acceleration of The Athletic stock options, and legal, accounting, financial advisory and integration planning expenses.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Amounts in thousands)

On February 1, 2022, we acquired The Athletic. For the first quarter of 2022, the results of The Athletic have been included in our Condensed Consolidated Financial Statements beginning February 1, 2022. The Athletic is a separate reportable segment of the Company. As a result, beginning in the first quarter of 2022, we have two reportable segments: The New York Times Group and The Athletic. Management uses revenues, adjusted operating costs and adjusted operating profit by segment in assessing performance and allocating resources.

	First Quarter
	2022	2021	% Change
Revenues
The New York Times Group	$525,268	$473,045	11.0%
The Athletic	12,157	—	*
Total revenues	$537,425	$473,045	13.6%
Adjusted operating costs
The New York Times Group	$457,543	$404,938	13.0%
The Athletic	18,979	—	*
Total adjusted operating costs	$476,522	$404,938	17.7%
Adjusted operating profit
The New York Times Group	$67,725	$68,107	(0.6)%
The Athletic	(6,822)	—	*
Total adjusted operating profit	$60,903	$68,107	(10.6)%
* Represents a change equal to or in excess of 100% or not meaningful.

Revenues detail by segment
	First Quarter
	2022	2021	% Change
The New York Times Group
Subscription	$361,602	$329,084	9.9%
Advertising	114,490	97,116	17.9%
Other	49,176	46,845	5.0%
Total	$525,268	$473,045	11.0%
The Athletic
Subscription	$10,377	$—	*
Advertising	1,780	—	*
Total	$12,157	$—	*
The New York Times Company
Subscription	$371,979	$329,084	13.0%
Advertising	116,270	97,116	19.7%
Other	49,176	46,845	5.0%
Total	$537,425	$473,045	13.6%
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Amounts in thousands)

Adjusted operating costs (operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs) detail by segment
	First Quarter
	2022	2021	% Change
The New York Times Group
Cost of revenue (excluding depreciation and amortization)	$269,476	$250,997	7.4%
Sales and marketing	74,460	60,153	23.8%
Product development	45,179	38,943	16.0%
Adjusted general and administrative (1)	68,428	54,845	24.8%
Total	$457,543	$404,938	13.0%
The Athletic
Cost of revenue (excluding depreciation and amortization)	$11,889	$—	*
Sales and marketing	3,128	—	*
Product development	2,254	—	*
Adjusted general and administrative	1,708	—	*
Total	$18,979	$—	*
The New York Times Company
Cost of revenue (excluding depreciation and amortization)	$281,365	$250,997	12.1%
Sales and marketing	77,588	60,153	29.0%
Product development	47,433	38,943	21.8%
Adjusted general and administrative (1)	70,136	54,845	27.9%
Total	$476,522	$404,938	17.7%
(1) Excludes multiemployer pension withdrawal costs of $1.2 million for the quarter ended March 27, 2022 and severance and multiemployer pension withdrawal costs of $0.4 million and $1.3 million, respectively, for the quarter ended March 28,2021.

* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit, and as divided by revenues, adjusted operating profit margin); and operating costs before depreciation, amortization, severance and multiemployer pension withdrawal costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.
Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit (and adjusted operating profit margin) is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and multiemployer pension plan withdrawal costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.
Management considers special items, which may include impairment charges, pension settlement charges, acquisition-related costs and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.
Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single-employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted earnings per share from continuing operations excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted earnings per share from continuing operations and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.
Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	First Quarter
	2022	2021	% Change

Diluted earnings per share from continuing operations	$0.03	$0.24	(87.5)%
Add:
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	—
Other components of net periodic benefit costs	0.01	0.02	(50.0)%
Special items:
Acquisition-related costs	0.21	—	*
Income tax expense of adjustments	(0.06)	(0.01)	*
Adjusted diluted earnings per share from continuing operations(1)	$0.19	$0.26	(26.9%)

(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	First Quarter
	2022	2021	% Change
Operating profit	$6,284	$51,658	(87.8)%
Add:
Depreciation and amortization	18,686	14,717	27.0%
Severance	—	406	*
Multiemployer pension plan withdrawal costs	1,221	1,326	(7.9)%
Special items:
Acquisition-related costs	34,712	—	*
Adjusted operating profit	$60,903	$68,107	(10.6)%
Divided by:
Revenue	$537,425	$473,045	13.6%
Adjusted operating profit margin	11.3%	14.4%	(310) bps

* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	First Quarter
	2022	2021	% Change
Operating costs	$496,429	$421,387	17.8%
Less:
Depreciation and amortization	18,686	14,717	27.0%
Severance	—	406	*
Multiemployer pension plan withdrawal costs	1,221	1,326	(7.9)%
Adjusted operating costs	$476,522	$404,938	17.7%

* Represents a change equal to or in excess of 100% or not meaningful.